Exhibit 107

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

Byline Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock	Rule 457(c) Rule 457(h)	1,050,000(2)	$17.74	$18,627,000	$0.0001102	$2,052.70
Equity	Common Stock	Rule 457(c) Rule 457(h)	200,000(3)	$17.74	$3,548,000	$0.0001102	$390.99
Total Offering Amounts					$22,175,000		$2,443.69
Total Fees Previously Paid							$0.00
Total Fee Offsets							$0.00
Net Fee Due							$2,443.69

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of the registrant which become issuable under the Byline Bancorp, Inc. 2017 Omnibus Incentive Compensation Plan (the “2017 Omnibus Plan”) and the Byline Bancorp, Inc. Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction as a result of antidilution provisions contained therein.
(2)
Represents shares of Common Stock reserved for issuance and issuable under the 2017 Omnibus Plan.
(3)
Represents shares of Common Stock reserved for issuance and issuable under the ESPP.
(4)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low trading prices ($17.99 and $17.49, respectively) of the Common Stock on May 31, 2023, as reported on the New York Stock Exchange.